Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Key Energy Services, Inc. on Forms S-8 (File No. 333-146293, effective September 25, 2007, File No. 333-146294, effective September 25, 2007, File No. 333-150098, effective April 4, 2008 and File No. 333-159794, effective June 5, 2009), and on Form S-3 (File No. 333-171322, effective December 21, 2010, and File No. 333-172532, effective March 1, 2011).

/s/ GRANT THORNTON LLP

Houston, Texas

February 29, 2012

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